                                   Exhibit 2.1



                  Plan of Reorganization of SGD Holdings, Ltd.

================================================================================

                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

In re:                                 ss.
                                       ss.             Case No. 05-42392-RFN-1 1
SGD HOLDINGS, LTD.,                    ss.                    Chapter 11
a Delaware corporation                 ss.
                                       ss.Debtor.      ss.

--------------------------------------------------------------------------------

                      SECOND AMENDED PLAN OF REORGANIZATION
                    PROPOSED BY TERRY WASHBURN AND JULES SLIM
                               Dated: July 6, 2006
                                Fort Worth, Texas

--------------------------------------------------------------------------------

                                Richard G. Grant
                                Keith R. Pearson
                              ROBERTS & GRANT, P.C.
                             The Centrum, Suite 700
                               3102 Oak Lawn Ave.
                               Dallas, Texas 75219
                             Telephone: 214-210-2929
                             Facsimile: 214-210-2949






















                            ATTORNEYS FOR PROPONENTS

================================================================================


                                            TABLE OF CONTENTS

TABLE OF CONTENTS.......................................................................................I

ARTICLE 1 CLASSIFICATION OF CLAIMS....................................................................  1

  1.1      CLAIMS CLASSIFIED..........................................................................  1
  1.2      ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS NOT CLASSIFIED...............................  1
  1.3      CLASSIFICATION OF CLAIMS...................................................................  1

ARTICLE 2 IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS................................................  1

ARTICLE 3 PROVISIONS FOR TREATMENT OF CLAIMS UNDER THE PLAN...........................................  2
  3.1      CLASS 1 -- ANY ALLOWED SECURED CLAIMS OF AD VALOREM TAXING AUTHORITIES.....................  2
  3.2      OTHER SECURED CLAIMS.......................................................................  2
     A.       CLASS 2A -- ANY ALLOWED SECURED CLAIMS NOT OTHERWISE CLASSIFIED.........................  2
  3.3      CLASS 3 -- ANY ALLOWED PRIORITY NON-TAX CLAIMS.............................................  2
  3.4      UNSECURED CLAIMS: .........................................................................  3
     A.       CLASS 4A -- ANY ALLOWED CONVENIENCE CLAIMS..............................................  3
     B.       CLASS 4B -ANY ALLOWED TRADE VENDOR CLAIMS NOT CLASSIFIED IN CLASSES 3 OR 4A.............  3
  3.5      CLASS 5 - ALLOWED INTERESTS................................................................  3
  3.6      CLASS 6 -- DISALLOWED CLAIMS, SECURITIES LAWS CLAIMS, SUBORDINATED CLAIMS AND PENALTY
           CLAIMS.....................................................................................  3

ARTICLE 4 PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN..............................  3

  4.1      TREATMENT OF ADMINISTRATIVE CLAIMS.........................................................  3
  4.2      TREATMENT OF PRIORITY TAX CLAIMS...........................................................  4

ARTICLE 5 ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS...  4

ARTICLE 6 MEANS FOR IMPLEMENTATION OF THE PLAN........................................................  5
  6.1      MERGER WITH CHASSEUR DE VIN, INC. .........................................................  5
     A.       ACQUISITION OF CHASSEUR DE VIN, INC.....................................................  5
     B.       ISSUANCE OF NEW COMMON STOCK IN EXCHANGE FOR CDV........................................  5
  6.2      OTHER PROVISIONS FOR IMPLEMENTATION........................................................  6
     A.       SURRENDER OF EXISTING SECURITIES........................................................  6
     B.       PAYMENT OF DIP CREDIT FACILITY. ........................................................  6
     C.    SECURITIES ACT COMPLIANCE. ................................................................  6
  6.3      OFFICERS...................................................................................  6
  6.4      ORGANIZATIONAL DOCUMENTS...................................................................  6
  6.5      VESTING OF ASSETS..........................................................................  7
  6.6      ORGANIZATIONAL AUTHORITY...................................................................  7
  6.7      ASSUMPTION OF LIABILITIES..................................................................  7
  6.8      CLAIMS ON FILE; NO ALLOWANCE OF UNTIMELY CLAIMS............................................  8
  6.9      INTEGRATION CLAUSE.........................................................................  8

ARTICLE 7 PROVISIONS GOVERNING DISTRIBUTIONS..........................................................  8
  7.1      DATE OF DISTRIBUTIONS......................................................................  8
  7.2      DISBURSING AGENT...........................................................................  8
  7.3      MEANS OF CASH PAYMENT......................................................................  8
  7.4      DELIVERY OF DISTRIBUTIONS..................................................................  8
  7.5      TIME BAR TO CASH PAYMENTS..................................................................  9

ARTICLE 8 PROCEDURES FOR RESOLVING AND TREATING CONTESTED AND DISPUTED CLAIMS UNDER THE PLAN..........  9

  8.1      OBJECTION DEADLINE.........................................................................  9

                                                      i


  8.2      PROSECUTION OF OBJECTIONS..................................................................  9
  8.3      NO DISTRIBUTIONS PENDING ALLOWANCE.........................................................  9
  8.4      WITHHOLDING OF DISTRIBUTIONS ON ACCOUNT OF CONTESTED CLAIMS................................  9
  8.5      DISTRIBUTIONS AFTER ALLOWANCE.............................................................. 10
  8.6      DISTRIBUTIONS AFTER DISALLOWANCE........................................................... 10

ARTICLE 9 RIGHTS AND OBLIGATIONS OF THE DISBURSING AGENT.............................................. 10

  9.1      EXCULPATION................................................................................ 10
  9.2      POWERS OF THE DISBURSING AGENT............................................................. 10
  9.3      DUTIES OF THE DISBURSING AGENT............................................................. 11

ARTICLE 10 PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN............... 11

  10.1     REJECTION OF CERTAIN CONTRACTS AND LEASES.................................................. 11
  10.2     ASSUMED IF NOT REJECTED.................................................................... 11
  10.3     BAR TO REJECTION DAMAGES................................................................... 11
  10.4     INSURANCE POLICIES......................................................................... 11

ARTICLE 11 RETENTION OF JURISDICTION.................................................................. 12
  11.1     SCOPE OF JURISDICTION...................................................................... 12
  11.2     FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION................................... 12

ARTICLE 12 MISCELLANEOUS PROVISIONS................................................................... 12
  12.1     SETOFF RIGHTS.............................................................................. 12
  12.2     DISCHARGE.................................................................................. 13
  12.3     INJUNCTIONS................................................................................ 13
  12.4     PRE-PETITION DATE LAWSUITS/INSURANCE....................................................... 13
  12.5     EXCULPATIONS............................................................................... 14
  12.6     DE MINIMIS DISTRIBUTIONS................................................................... 14
  12.7     PAYMENT OF STATUTORY FEES.................................................................. 14
  12.8     POST-EFFECTIVE DATE FEES AND EXPENSES OF PROFESSIONAL PERSONS.............................. 14
  12.9     BANKRUPTCY RESTRICTIONS.................................................................... 15
  12.10    DISALLOWANCE AND SUBORDINATION OF SUBORDINATED CLAIMS AND PENALTY CLAIMS................... 15
  12.11    BINDING EFFECT............................................................................. 15
  12.12    GOVERNING LAW.............................................................................. 15
  12.13    MODIFICATION OF PLAN....................................................................... 15
  12.14    CREDITOR DEFAULTS.......................................................................... 16
  12.15    DEFINITIONS AND INTERPRETATION............................................................. 16
  12.16    HEADINGS AND TABLE OF CONTENTS............................................................. 17
  12.17    SEVERABILITY............................................................................... 17
  12.18    SUBSTANTIAL CONSUMMATION/CLOSING THE CASE.................................................. 17

                             PLAN OF REORGANIZATION
                             ----------------------

         Terry Washburn and Jules Slim (collectively, "Plan Proponents") creditors in the above-referenced Chapter 11 Case, propose the following Plan of Reorganization for the Debtor under chapter 11 of the Bankruptcy Code.

                                    ARTICLE 1
                                    ---------
                            CLASSIFICATION OF CLAIMS
                            ------------------------


1.1      CLAIMS CLASSIFIED

         For purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Priority Tax Claims) shall be classified as set forth in this Article 1 of the Plan.


1.2      ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS NOT CLASSIFIED

         As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtor shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article 4 of the Plan.


1.3      CLASSIFICATION OF CLAIMS

         The Plan classifies the Claims against the Debtor as follows:

                                 SECURED CLAIMS
Class 1:       Any Allowed Secured Claims of Ad Valorem Taxing Authorities.
Class 2A:      Any Allowed Secured Claims not classified in Class 1.

                                UNSECURED CLAIMS
Class 3:       Any Allowed Priority Non-tax Claims.
Class 4A:      Any Allowed Convenience Claims.
Class 4B:      Any Allowed Unsecured Claims not classified in Classes 3 or 4A.

                                    INTERESTS
Class 5:       Any Allowed Equity Interests.

                                     OTHERS
Class 6:       Subordinated Claims, Penalty Claims and Disallowed Claims.


                                    ARTICLE 2
                                    ---------
                  IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS
                  --------------------------------------------

         There are no unimpaired Classes under the Plan. If a controversy arises as to whether any Claim or any class of Claims is impaired under the Plan, the Bankruptcy Court shall, upon notice and a hearing, determine such controversy.

                                    ARTICLE 3
                                    ---------
                PROVISIONS FOR TREATMENT OF CLAIMS UNDER THE PLAN
                -------------------------------------------------

         The classes of Claims against the Debtor shall be treated under the Plan as follows:

3.1      CLASS 1 -- ANY ALLOWED SECURED CLAIMS OF AD VALOREM TAXING AUTHORITIES.

         On the Effective Date, each holder of an Allowed Claim in Class 1 shall receive a Plan Secured Note and shall retain its Tax Liens securing its Allowed Secured Claim as security for the Plan Secured Note until such Plan Secured Note is paid in full. At the sole discretion of the Debtor, the Debtor may at any time after the Effective Date prepay any or all Allowed Claims in Class 1 without penalty or interest.


3.2      OTHER SECURED CLAIMS

         A.       CLASS 2A -- ANY ALLOWED SECURED CLAIMS NOT OTHERWISE
                  CLASSIFIED.

         Each holder of an Allowed Secured Claim against the Debtor which is not otherwise classified in Class 1 will be treated as though in a separate class (with the designation 2A1, 2A2, etc.) as follows:

                  (i) GENERAL TREATMENT. Each holder of an Allowed Secured Claim against the Debtor shall, at the sole option of the Reorganized Debtor, receive on the Distribution Date on account of its Allowed Secured
         Claim: (a) a Plan Secured Note; (b) treatment as provided under section 1124(2) of the Bankruptcy Code, with the Cash payments required by section 1 124(2)(A) and (C) of the Bankruptcy Code being made on the Distribution Date; or (c) such holder's Collateral. If the holder of an Allowed Secured Claim against the Debtor receives treatment as provided in (a) or (b) above, such holder shall retain any Liens securing the Allowed Secured Claim until paid in full. Any Deficiency Amount related to a Secured Claim shall be treated as a Class 4B Trade Vendor Claim.

                  (ii) NEGOTIATED TREATMENT. Notwithstanding the immediately preceding paragraph, the Debtor and any holder of a Class 2A Allowed Secured Claim may agree to any alternate treatment of such Secured Claim, which treatment shall include preservation of such holder's Lien; provided, however, that such treatment shall not provide a return to such holder of an amount having a present value in excess of the amount of such holder's Allowed Secured Claim. Each such agreement shall be presented to the Bankruptcy Court before or within 30 days after the Effective Date and shall not materially and adversely impact the treatment of any other creditor under the Plan.


3.3      CLASS 3 -- ANY ALLOWED PRIORITY NON-TAX CLAIMS.

         Each holder of an Allowed Priority Non-tax Claim against the Debtor shall receive on the Distribution Date the right to payment or refund in accordance with the policies of the Debtor then in effect. Allowed Priority Non-tax Claims held by employees of the Debtor shall be paid by the Debtor in the ordinary course of business of the Debtor pursuant to the terms of the employee policies of the Debtor as may be changed from time to time.

3.4      UNSECURED CLAIMS:

         A.       CLASS 4A -- ANY ALLOWED CONVENIENCE CLAIMS.

         In lieu of treatment as any other class of claimant under the Plan, and in full satisfaction of any and all Claims against the Debtor, a holder of an Allowed Convenience Claim against the Debtor shall receive on the Distribution Date, Cash equal to the amount of 100% of such Allowed Convenience Claim without interest from the inception of the Claim or attorneys fees and collection costs.

         B. CLASS 4B -ANY ALLOWED TRADE VENDOR CLAIMS NOT CLASSIFIED IN CLASSES 3 OR 4A.

         On the Distribution Date, each holders of an Allowed General Unsecured Claims in Class 4B shall receive on account of such Claims and in full satisfaction of such Claims, a pro rata share of 3,000,000 shares of New Common Stock.


3.5      CLASS 5 - ALLOWED INTERESTS.

         On the Distribution Date, each holder of an Allowed Interest evidenced by Common Stock shall receive, in full and final satisfaction of its Allowed Interest, a prorata share of 250,000 New Common Shares in Reorganized Debtor determined as of the Voting Record Date.

3.6 CLASS 6 -- DISALLOWED CLAIMS, SECURITIES LAWS CLAIMS, SUBORDINATED CLAIMS AND PENALTY CLAIMS.

         The holders of Disallowed Claims, Securities Laws Claims, Subordinated Claims, Penalty Claims and any other Claims against the Debtor not otherwise expressly provided for in this Plan shall receive no distributions under the Plan on account of such Claims. This Plan shall constitute a action seeking subordination of all claims in Class 6 pursuant to Bankruptcy Code section 510 and any other relevant provisions of the Bankruptcy Code, Rules and applicable state or federal law.

                                    ARTICLE 4
                                    ---------
         PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN
         --------------------------------------------------------------

4.1      TREATMENT OF ADMINISTRATIVE CLAIMS

         All Administrative Claims against the Debtor shall be treated as follows:

         (a) TIME FOR FILING ADMINISTRATIVE CLAIMS. The holder of an Administrative Claim, other than (1) a Fee Claim, and (2) a liability incurred and paid in the ordinary course of business by the Debtor after the Petition Date, must file with the Bankruptcy Court and serve on the Debtor, the Committee (if any) and their counsel notice of such Administrative Claim within 30 days after the Confirmation Date. Such notice must include at a minimum: (1) the name of the holder of the Claim; (2) the amount of the Claim; and (3) the basis of the Claim. Failure to file and serve this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

         (b) TIME FOR FILING FEE CLAIMS. Each Professional Person or other entity that holds or asserts an Administrative Claim that is a Fee Claim incurred before the Effective Date shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within 60 days after the Effective Date. The failure to file the Fee Application timely shall result in the Fee Claim being forever barred and discharged. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding procedures for the payment of Fee Claims.

         (c) ALLOWANCE OF ADMINISTRATIVE CLAIMS. An Administrative Claim with respect to which notice has been properly filed pursuant to Section 4.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within 20 days after the filing and service of notice of such Administrative Claim. If an objection is filed within such twenty-day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to
Section 4.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

         (d) PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. Each holder of an Allowed Administrative Claim against the Debtor shall receive on the Distribution Date
(1) the amount of such holder's Allowed Claim in one Cash payment or (2) such other treatment as may be agreed upon in writing by the Debtor and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtor may be paid in the ordinary course of business by the Debtor; and provided further that the payment of an Allowed Administrative Claim which is a Cure Payment shall be paid in six equal monthly installments without interest, due on the tenth day of the month, with the first such installment being due and payable on the first tenth day of the month to occur after the later of the Effective Date or the date of allowance of such Claim by Final Order.

4.2      TREATMENT OF PRIORITY TAX CLAIMS

         Each holder of an Allowed Priority Tax Claim shall receive in full satisfaction of such holder's Allowed Priority Tax Claim (1) the amount of such holder's Allowed Claim, with interest accruing after the Effective Date at the Post-confirmation Interest Rate, in equal annual Cash payments on each anniversary of the Distribution Date until the sixth such anniversary of the date of assessment of such Claim; (2) a lesser amount in one Cash payment as may be agreed upon in writing; or (3) such other treatment as may be agreed upon in writing. The Debtor may prepay all or any part of an Allowed Priority Tax Claim on or after the Effective Date without penalty or interest accruing after the payment date on such prepaid amount.

                                    ARTICLE 5
                                    ---------
                      ACCEPTANCE OR REJECTION OF THE PLAN;
                      ------------------------------------
              EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS
              ----------------------------------------------------

         Each impaired class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court governing the voting and balloting procedures applicable to the Plan. Any unimpaired class of Claims shall be deemed to have accepted the Plan. Any class of Claims that will not receive or retain any property on account of such Claims shall be deemed to have rejected the Plan. A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such class that have voted on the Plan. If any class of Claims shall fail to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Bankruptcy Court may still confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. In the event that confirmation is requested under section 1129(b) of the Bankruptcy Code, the Debtor reserves the right to amend or otherwise modify the Plan to eliminate distributions to holders of any Claims junior to any class of Claims that is impaired under and has not accepted the Plan in accordance with section 11 29(b)(2) of the Bankruptcy Code. The Debtor shall be entitled to withdraw this Plan at any time prior to entry of a Final Order confirming this Plan, as modified or amended.

                                    ARTICLE 6
                                    ---------
                      MEANS FOR IMPLEMENTATION OF THE PLAN
                      ------------------------------------


6.1      MERGER WITH CHASSEUR DE VIN, INC.

         A.       ACQUISITION OF CHASSEUR DE VIN, INC.

         On the Effective Date, Lindberg, or his respective successors or assigns, which are hereby permitted, shall contribute to the Reorganized Debtor one hundred percent (100%) of the issued and outstanding stock of CDV in exchange for an aggregate of 12,000,000 shares of New Common Stock, which shall constitute not less than 56.5% of the New Common Stock of Reorganized Debtor issued or subject to issuance pursuant to any outstanding warrant or option to purchase Common Stock of Reorganized Debtor.

         B.       ISSUANCE OF NEW COMMON STOCK IN EXCHANGE FOR CDV

                  1.       ISSUANCE OF NEW COMMON STOCK TO LINDBERG:.

                  On the Effective Date, the Reorganized Debtor shall issue to Lindberg 12,000,000 shares of New Common Stock. In consideration thereof, on the Effective Date, Lindberg shall transfer 100% of the issued and outstanding stock of CDV to the Reorganized Debtor, without recourse or warranty, and subject to all liens and security interests thereon. The Reorganized Debtor shall assume all liabilities and obligations relating to CDV arising prior to, on or after the Effective Date and shall indemnify and hold harmless Lindberg from all such obligations. The obligations of Lindberg under the Plan shall be contingent upon (i) Lindberg holding, as of the Effective Date, at least 56.5% of the New Common Stock of Reorganized Debtor issued or subject to issuance pursuant to any outstanding warrant or option to purchase Common Stock of Reorganized Debtor and (ii) Lindberg's approval, in its reasonable discretion of all documents of conveyance of CDV and of assumption and indemnity of the liabilities described herein. The New Common Stock issued to Lindberg is not to be issued in reliance upon the exemption provided under Section 1145 of the Bankruptcy Code. The certificates representing the New Common Stock to be issued to Lindberg shall be appropriately legended as to its resale restrictions.

                  2. ISSUANCE OF NEW COMMON STOCK TO CONVERTIBLE NOTE HOLDERS OF CDV

                  On the Effective Date, the Reorganized Debtor shall issue to the holders of convertible debt of CDV (the "Convertible Debt Holders") 6,000,000 shares of New Common Stock. In consideration thereof, on the Effective Date, the Convertible Debt Holders shall transfer their interest in CDV to the Reorganized Debtor, without recourse or warranty, and subject to all liens and security interests thereon. The Reorganized Debtor shall assume all liabilities and obligations relating to CDV arising prior to, on or after the Effective Date and shall indemnify and hold harmless Convertible Debt Holders from all such obligations. The obligations of Convertible Debt Holders under the Plan shall be contingent upon (i) Convertible Debt Holders holding, as of the Effective Date, at least 28% of the New Common Stock of Reorganized Debtor issued or subject to issuance pursuant to any outstanding warrant or option to purchase Common Stock of Reorganized Debtor and (ii) Convertible Debt Holders's approval, in its reasonable discretion of all documents of conveyance of CDV and of assumption and indemnity of the liabilities described herein. The New Common Stock issued to the Convertible Debt Holders is not to be issued in reliance upon the exemption provided under Section 1145 of the Bankruptcy Code. The certificates representing the New Common Stock to be issued to the Convertible Debt Holders shall be appropriately legended as to its resale restrictions.

6.2      OTHER PROVISIONS FOR IMPLEMENTATION

         A.       SURRENDER OF EXISTING SECURITIES.

         As a condition to receiving any distribution under the Plan, each Holder of a promissory note or other instrument evidencing a Claim or Interest must surrender its promissory note, stock or instrument to the Reorganized Debtor. Any Holder of a Claim that fails to (a) surrender such promissory note or instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor and furnish a bond in form, substance and amount reasonably satisfactory to the Reorganized Debtor before the later of (1) the first anniversary of the Effective Date and (2) six months following the date such Holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan. A holder of an Allowed Claim or Interest shall not receive its prorata share of the New Common Stock until the documents representing its Allowed Claim or Interest have been surrendered to the Reorganized Debtor, unless the Reorganized Debtor, in its sole and absolute discretion, deems that such surrender is not necessary under the circumstances.

         B.       PAYMENT OF DIP CREDIT FACILITY.

         Upon the Effective Date, the Reorganized Debtor will pay $21,000 to Avenel in full payment of the DIP Credit Facility, if such liability has not been previously paid by the Trustee.

         C.       SECURITIES ACT COMPLIANCE.

         Within 4 business days following the Effective Date, the Reorganized Debtor shall comply with the SEC Rule "Use of Form S-8, Form 8-K, and Form 20-F by Shell Companies," 17 CFR ss. 230, 239, 240 and 249, Release Nos 33-8587; 34-52038, effective August 22, 2005 to the extent required by applicable law.


6.3      OFFICERS

         Mark Lindberg shall serve as the initial President of the Reorganized Debtor as of the Effective Date. The Confirmation Order shall authorize the President of the Reorganized Debtor to take such actions as may be necessary to fully consummate the Plan. Mr. Lindberg shall be compensated as deemed appropriate by the board of directors of the Reorganized Debtor; provided, however, such compensation shall not exceed $50,000 during the first year following the Effective Date.

6.4      ORGANIZATIONAL DOCUMENTS

         The charter and bylaws of the Reorganized Debtor shall be amended as soon as practicable after the Effective Date to contain such provisions as are necessary to satisfy the provisions of the Plan and shall contain indemnification and limitation of liability provisions applicable to the officers and employees of the Reorganized Debtor and such other Persons as may, in the discretion of the President of the Debtor be appropriate. In addition, the Debtors' Organizational Documents shall be amended and all necessary corporate action shall be taken as soon as practicable after the Effective Date to prohibit the issuance of non-voting equity securities and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of Presidents representing such preferred class in the event of default in the payment of such dividends.

         Without limitation, the Reorganized Debtor's Articles of Incorporation and Bylaws shall be amended and deemed amended to cancel the current equities securities of the Debtor; to change the name of the Reorganized Debtor; to authorize the issuance of 250,000,000 shares of Reorganized Debtor's Common Stock, par value $.000 1, as of the Effective Date; and to prohibit the issuance of non-voting equity securities to the extent required by Section 1 123(a)(6) of the Bankruptcy Code. Except as amended consistent with the Plan, the Reorganized Debtors' organizational documents shall remain in force subject to amendment in accord with their terms and with otherwise applicable law.


6.5      VESTING OF ASSETS

         On the Effective Date, the property of the estate of the Debtor, including but not limited to any rights or causes of action, whether under the Bankruptcy Code or other applicable law and including, without limitation, preference claims, fraudulent transfer claims and any other claims under chapter 5 of the Bankruptcy Code, shall vest in the Reorganized Debtor. The Reorganized Debtor shall have the exclusive right to prosecute and settle and actions under chapter 5 of the Bankruptcy Code as it deems to be in the best interests of the estate. Upon any subsequent conversion to a case under chapter 7, all assets vesting in the Reorganized Debtor shall pass to the chapter 7 trustee as property of the chapter 7 estate; provided, however, such property and other assets shall remain subject to those Claims, Liens, and encumbrances as Allowed and restructured in this Plan and as specified herein. The power and responsibilities of the Chris Moser, Chapter 11 Trustee, shall terminate upon the Effective Date. Subject to the provisions of Section 8.4 hereof, the Chapter 11 Trustee shall convey and deliver, or cause to be conveyed and delivered, all assets of the bankruptcy estate to the Reorganized Debtor upon the Effective Date.

6.6      ORGANIZATIONAL AUTHORITY

         (a) All actions and transactions contemplated under the Plan, including, but not limited to, the issuance of debt instruments, promissory notes and related securitization documents, shall be authorized upon Confirmation of the Plan without the need of further Shareholder resolutions, approval, notice or meetings, other than the notice provided by serving this Plan on all known creditors and parties in interest of the Debtor, and all current officers of the Debtor. The Confirmation Order shall include provisions dispensing with the need of further board or Shareholder resolutions, approval, notice or meetings and authorizing and directing the President, Chief Executive Officer, Chief Financial Officer and/or Secretary of the Debtor to execute such documents as may be necessary to effectuate the Plan, which documents shall be binding on the Debtor and the Debtor's creditors and Shareholders.

         (b) The Reorganized Debtor shall also have authority, subject to approval of its President and the applicable Bankruptcy Code provision, before and after Confirmation of the Plan, to sell, lease, license or otherwise dispose of its assets. After confirmation of the Plan, the Debtor may sell, lease, license or otherwise dispose of its assets in a manner not inconsistent with its obligations hereunder.


6.7      ASSUMPTION OF LIABILITIES

         The liability for and obligations under the Plan shall be assumed by and become obligations of the Reorganized Debtor.

6.8      CLAIMS ON FILE; NO ALLOWANCE OF UNTIMELY CLAIMS

         The Debtor is relying on the formal proofs of Claims on file and the Debtor's Schedules currently on file in seeking confirmation of the Plan. No informal proof of Claim shall be deemed to have been filed in this Chapter 11 Case; no informal amendment, modification, or supplementation shall be deemed filed in this Chapter 11 Case. No proof of Claim may be filed, amended, modified, or supplemented after the Confirmation Date without the consent of the Debtor. Any filing prohibited by this paragraph shall be void.


6.9      INTEGRATION CLAUSE

         This Plan is a complete, whole, and integrated statement of the binding agreement between the Debtor, creditors, and the parties-in-interest upon the matters herein. Parol evidence, including previously proposed but unconfirmed plans or drafts thereof, shall not be admissible in an action regarding this Plan or any of its provisions.

                                    ARTICLE 7
                                    ---------
                       PROVISIONS GOVERNING DISTRIBUTIONS
                       ----------------------------------


7.1      DATE OF DISTRIBUTIONS

         Any distributions and deliveries to be made under the Plan shall be made on the Distribution Dates, as otherwise provided for herein, or as the Bankruptcy Court may order.

7.2      DISBURSING AGENT

         The Disbursing Agent shall make all distributions required under the Plan.

7.3      MEANS OF CASH PAYMENT

         Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at Reorganized Debtor's option, by wire transfer from a domestic bank, except that payments made to foreign creditors holding Allowed Claims may at the Debtors election, be in such funds and paid by such means as are customary or as may be necessary in a particular foreign jurisdiction.

7.4      DELIVERY OF DISTRIBUTIONS

         Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the proofs of Claim filed by such holders (or at the last known address of such a holder if no proof of Claim is filed or if the Debtor has been notified in writing of a change of address). If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified in writing of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to the Disbursing Agent until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Reorganized Debtor or any successor thereto, and the claim of any holder with respect to such property shall be discharged and forever barred.

7.5      TIME BAR TO CASH PAYMENTS

         Checks issued by Reorganized Debtor in respect of Allowed Claims shall be null and void if not negotiated within six months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (1) the first anniversary of the Effective Date or (2) 90 days after the date of reissuance of such check. After such date, all claims in respect of voided checks shall be discharged and forever barred.

                                    ARTICLE 8
                                    ---------
                      PROCEDURES FOR RESOLVING AND TREATING
                      -------------------------------------
                  CONTESTED AND DISPUTED CLAIMS UNDER THE PLAN
                  --------------------------------------------

8.1      OBJECTION DEADLINE

         As soon as practicable, unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.


8.2      PROSECUTION OF OBJECTIONS

         On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections may be made by the Reorganized Debtor. The Bankruptcy Court shall determine the amount and legality (including, without limitation, the allowance, disallowance or extent) of any Priority Tax Claim pursuant to Bankruptcy Code section 5 05(a).

8.3      NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim.


8.4      WITHHOLDING OF DISTRIBUTIONS ON ACCOUNT OF CONTESTED CLAIMS

         The Disbursing Agent shall withhold from the consideration to be distributed on the Distribution Date or thereafter under the Plan the Withheld Distribution Amount, which shall be in an amount sufficient to be distributed on account of Claims that are not Allowed Claims. Upon or contemporaneously with the receipt of the transfer of sufficient funds from the Chapter 11 Trustee, the Reorganized Debtor shall cause funds in the amount of $85,000 to be placed in escrow with Chris Moser, attorney at law, as the Withheld Distribution Amount for Professional Fees. Chris Moser agrees to hold such funds in trust pursuant to the terms of this paragraph. Any surplus in such escrow shall be remitted to the Reorganized Debtor immediately after the deadline for filing applications for Professional Fees (60 days after the Effective Date) and upon the entry of a Final Order disapproving any such applications or upon such other time as it become reasonably apparent that the Withheld Distribution Amount is more than the amount of unresolved Professional Fee Claims. Mr. Moser shall be responsible for the remittance of funds from the Withheld Distribution Amount to holders of Allowed Professional Fee Claims.

8.5      DISTRIBUTIONS AFTER ALLOWANCE

         Payments and distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. With respect to any Claim that is a Contested Claim on the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Contested Claim becomes a Final Order or a Contested Claim otherwise becomes an Allowed Claim,
(i) the Disbursing Agent shall distribute to the holders of such Claim from the Contested Claims Escrow any payment, any Plan Secured Notes, Plan Unsecured Notes or other distribution that would have been distributed to such holder if the Claim had been Allowed on the Effective Date, without interest on such Claim; and, (ii) the Reorganized Debtor shall distribute to the holders of such Claim from the Contested Claims Escrow any payment, without interest, that would have been distributed to such holder if the Claim had been Allowed on the Effective Date.


8.6      DISTRIBUTIONS AFTER DISALLOWANCE

         If any Withheld Distribution Amount remains in the Contested Claims Escrow after all objections to Contested Claims of all classes have been resolved, any remainder of the Withheld Distribution Amount attributable to the Disallowed Claims shall be distributed as soon as practicable, without interest, in accordance with the provisions of the Plan. Notwithstanding the foregoing, neither the Reorganized Debtor nor the Disbursing Agent shall be required to distribute any remainder of the Withheld Distribution Amount that would result in a de minimis dividend to Allowed Claims, as provided in Section 12.6, and such undistributed remainder shall revest in the Reorganized Debtor.

                                    ARTICLE 9
                                    ---------
                 RIGHTS AND OBLIGATIONS OF THE DISBURSING AGENT
                 ----------------------------------------------


9.1      EXCULPATION

         The Reorganized Debtor, from and after the Effective Date, is hereby exculpated by all Persons, holders of Claims, entities and parties in interest receiving distributions under the Plan from any and all claims, causes of action and other assertions of liability arising out of the Reorganized Debtor's discharge of the powers and duties conferred upon it by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan or applicable law, except solely for actions or omissions arising out of the Reorganized Debtor's gross negligence or willful misconduct. No current holder of a Claim, or representative thereof, shall have or pursue any claim or cause of action (1) against the Reorganized Debtor for making payments or taking actions in accordance with the Plan or for implementing the provisions of the Plan or (2) against any holder of a Claim for receiving or retaining payments or other distributions as provided for by the Plan.


9.2      POWERS OF THE DISBURSING AGENT

         The Reorganized Debtor shall be empowered to: (a) take all steps and execute all instruments and documents necessary to effectuate the Plan; (b) make distributions contemplated by the Plan; (c) comply with the Plan and its obligations thereunder; (d) employ, retain or replace Professional Persons to represent it with respect to its responsibilities; and (e) exercise such other powers as may be vested in the Reorganized Debtor pursuant to order of the Court or pursuant to the Plan or as the Reorganized Debtor deems to be necessary and proper to carry out the provisions of the Plan.

9.3      DUTIES OF THE DISBURSING AGENT

         The Reorganized Debtor shall have the duties of carrying out the provisions of the Plan, which shall include taking or not taking any action which the Reorganized Debtor deems to be in furtherance of the Plan, including, from the date of the Reorganized Debtor's appointment, making payments and conveyances and effecting other transfers necessary in furtherance of the Plan.

                                   ARTICLE 10
                                   ----------
                  PROVISIONS GOVERNING EXECUTORY CONTRACTS AND
                  --------------------------------------------
                         UNEXPIRED LEASES UNDER THE PLAN
                         -------------------------------


10.1     REJECTION OF CERTAIN CONTRACTS AND LEASES

         The Plan constitutes and incorporates a motion by the Debtor to reject, as of the Confirmation Date, the Contracts listed in Exhibit "B" attached hereto (to be provided by the time of hearing on the Disclosure Statement), which list may be amended from time to time by the Debtor until the commencement of the Confirmation Hearing. No cure of such Contracts pursuant to Bankruptcy Code section 365(b)(1)(A) is necessary other than the Cure Payments; and no Bankruptcy Code section 365(b)(1)(B) compensation is owing or shall be owing upon the assumption of such Contracts. Confirmation of this Plan shall be deemed
(i) adequate assurance of prompt cure of any default under such Contracts solely based upon the Debtor's obligations in the Plan to make the Cure Payments and
(ii) adequate assurance of future performance under such Contracts.


10.2     ASSUMED IF NOT REJECTED

         All pre-Petition Date Contracts to which the Debtor is a party (including, without limitation, all oil and gas leases) are assumed, except for any Contract that has been assumed or rejected pursuant to order of the Bankruptcy Court prior to the Confirmation Date or which rejected pursuant to
Section 10.1 hereof.

10.3     BAR TO REJECTION DAMAGES

         If the rejection of a Contract by the Debtor results in damages to the other party or parties to such Contract, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Debtor or its respective properties or its agents, successors or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtor on or before 30 days after the Confirmation Date.


10.4     INSURANCE POLICIES

         Notwithstanding anything in the Plan or Sections 10.1 and 10.2 of the Plan, and except for any "key-man" life insurance policies, all insurance policies under which the Debtor is the insured party shall be deemed assumed as of the Confirmation Date. All payments upon such policies are current; no Cure Payments are necessary.

                                   ARTICLE 11
                                   ----------
                            RETENTION OF JURISDICTION
                            -------------------------


11.1     SCOPE OF JURISDICTION

         Pursuant to sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under and related to the Chapter 11 Case and the Plan pursuant to, and for the purposes of sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes: (a) to hear and determine pending applications for the assumption or rejection of Contracts and the allowance of Claims resulting therefrom; (b) to hear and determine any and all adversary proceedings, applications and contested matters, including any remands of appeals; (c) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein; (d) to hear and determine any timely objections to or applications concerning Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim; (e) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated; (f) to enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate or enforce the Plan and the transactions contemplated thereunder; (g) to consider any modification of the Plan pursuant to section 1127 of the Bankruptcy Code, to cure any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order; (h) to hear and determine all Fee Applications and Fee Claims; (i) to hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of the Plan; (j) to enter and implement orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation or implementation of the Plan, including, without limitation, to issue, administer and enforce injunctions provided for in the Plan and the Confirmation Order; (k) to hear and determine motions seeking a compromise and settlement of any Contested Claim; (l) to recover all assets of the Debtor and property of the estates, wherever located; (m) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (n) to enforce the releases described, set forth, and granted in this Plan; (o) to hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan; and
(p) to enter a final decree closing the Chapter 11 Case.


11.2     FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION

         If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under or related to this Case, including the matters set forth in Section 11.1 of the Plan, this Article shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

                                   ARTICLE 12
                                   ----------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

12.1     SETOFF RIGHTS

         In the event that the Debtor has a claim of any nature whatsoever against the holder of a Claim, the Debtor may, but is not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder), subject to the provisions of section 553 of the Bankruptcy Code. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor of any claim that the Debtor may have against the holder of a Claim.

12.2     DISCHARGE

         The rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature or description whatsoever against the Debtor or any of its assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims against the Debtor shall be, and shall be deemed to be, discharged; and all holders of Claims shall be precluded from asserting against the Debtor, or any of its assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a Proof of Claim. Confirmation of the Plan and the obligations imposed on the Debtor therein shall be in complete satisfaction, discharge and release of all Claims of any nature whatsoever against the Debtor or any of its assets or properties; and, upon the Effective Date, the Debtor shall be deemed discharged and released from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtor at any time obtained to the extent it relates to a Claim discharged and operates as an injunction against the prosecution of any action against the Debtor or any of its assets or property, to the extent it relates to a Claim discharged.

12.3     INJUNCTIONS

         The Confirmation Order shall contain such injunctions as may be necessary and helpful to effectuate the discharge of the Debtor provided herein. Without limiting the generality of the foregoing, such injunction shall include an absolute prohibition from collecting Claims in any manner other than as provided for in the Plan.


12.4     PRE-PETITION DATE LAWSUITS/INSURANCE

         On the Effective Date, all pre-Petition Date lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a Claim shall be dismissed as to the Reorganized Debtor. Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than as prescribed by the Plan. All parties to any such action shall be enjoined by the Bankruptcy Court in the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtor in which the Debtor is or was the insured party; the Reorganized Debtor shall become the insured party under any such policies. Each insurance company is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor's bankruptcy, the Plan or any provision within the Plan.

12.5     EXCULPATIONS

         (a) Except for the responsibilities of the Reorganized Debtor hereunder, the Debtor, Reorganized Debtor and their officers, agents, employees, Presidents, attorneys, financial advisors, personal representatives or successors, from and after the Effective Date, are hereby exculpated by all Persons, holders of Claims, entities and parties-in-interest from any and all claims, causes of action and other assertions of liability.

         (b) Except for the responsibilities of the Reorganized Debtor hereunder, the Debtor, Reorganized Debtor and their officers, agents, employees, Presidents, attorneys, financial advisors, personal representatives, or successors shall not have, nor shall they incur, any liability to any Person, holders of claims, holders of equity interests, entities and parties-in-interest for any act or omission in connection with or arising out of the Chapter 11 case or out of their administration of the Plan or the amounts to be distributed under the Plan except for their own willful misconduct.

         (c) Except as otherwise provided herein (with respect to the Reorganized Debtor only), pursuant to Sections 105 and 1141 of the Bankruptcy Code, all Persons, holders of all Claims, holders of equity interests, entities and parties-in-interest are permanently stayed, restrained, and enjoined from taking one or more of the following actions for the purpose of, directly or indirectly, collecting or receiving payment on or with respect to any Claim or equity interest or from seeking contribution, indemnity, or any recovery or remedy (whether relating to any Claim or equity interest or not) from or against the Debtors or any property of the Debtors, Reorganized Debtor, their officers, agents, employees, Presidents, attorneys, financial advisors, personal representatives or successors of any of the foregoing or any property of the foregoing, including without limitation: (i) the commencement or continuation in any manner, directly or indirectly, of any suit, action or other proceeding (including, without limitation, any and all proceedings in a judicial, arbitral, administrative, or other forum) against or affecting any of the above persons or entities; (ii) the enforcement, levy, or attachment (including, without limitation, any prejudgment attachment), collection or other recovery by any means or in any manner, whether directly or indirectly on any judgment, award, decree, or other order against any of the above persons or entities; and (iii) the set-off, right to seek reimbursement, indemnification, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any of the above persons or entities.


12.6     DE MINIMIS DISTRIBUTIONS

         No distribution of less than $25.00 shall be made to any holder of an Allowed Claim. Such undistributed amount will be retained by Reorganized Debtor.

12.7     PAYMENT OF STATUTORY FEES

         All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid through the entry of a final decree in the Chapter 11 Case.


12.8     POST-EFFECTIVE DATE FEES AND EXPENSES OF PROFESSIONAL PERSONS

         After the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the Professional Persons employed by the Committee (if any) or the Reorganized Debtor, related to the implementation and consummation of the Plan, provided, however, that no such fees and expenses shall be paid except upon receipt by Reorganized Debtor of a written invoice, which invoice shall also be served upon counsel for the Debtor and the United States Trustee, by the Professional Person seeking fees and expense reimbursement and provided, further, however, that the Reorganized Debtor may, within 10 days after receipt of an invoice for fees and expenses, request the Bankruptcy Court to determine any such request and the Bankruptcy Court shall have jurisdiction to do so.

12.9     BANKRUPTCY RESTRICTIONS

         From and after the Effective Date, the Reorganized Debtor shall no longer be subject to the restrictions and controls provided by the Bankruptcy Code (e.g., section 363 or 364). The Reorganized Debtor may operate its business in such manner as is consistent with companies not in bankruptcy without the need of seeking Bankruptcy Court approval with regard to any aspect of the Reorganized Debtor's business. The Reorganized Debtor shall provide such financial reports as required by local rule until the entry of a final decree.


12.10    DISALLOWANCE AND SUBORDINATION OF SUBORDINATED CLAIMS AND PENALTY
         CLAIMS

         The filing of this Plan and its submission to the holders of Subordinated Claims and Penalty Claims shall constitute an action seeking to subordinate all Subordinated Claims and Penalty Claims pursuant to section 510 of the Bankruptcy Code. The Confirmation Order, except as otherwise provided herein, shall constitute an order subordinating such Claims to all other Claims pursuant to section 510 of the Bankruptcy Code.


12.11    BINDING EFFECT

         The Plan shall be binding upon and inure to the benefit of the Debtor, any co-Proponents, the holders of Claims and their respective successors and assigns; provided, however, that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (i) to constitute a waiver or release of any Claims by the Debtor, the Committee (if any) or any other Person, (ii) to prejudice in any manner the rights of the Debtor, the Committee (if any) or any other Person or (iii) to constitute any admission by the Debtor, the Committee (if any) or any other Person; until confirmation, neither the Debtor nor any co-Proponents are bound hereby.

12.12    GOVERNING LAW

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan or the Chapter 11 Case, except as may otherwise be provided in such agreements, documents and instruments.


12.13    MODIFICATION OF PLAN

         Modifications of the Plan may be proposed in writing by the Proponents at any time before the Confirmation Date, provided that (a) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and (b) the Proponent shall have complied with section 1125 of the Bankruptcy Code. The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Proponent, provided that (i) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, (ii) the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code and (iii) the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection. Any Proponent may withdraw this Plan at any time prior to its Confirmation by the Bankruptcy Court.

         Any of the Proponents may withdraw this Plan at any time prior to its Confirmation by the Bankruptcy Court. The Co-Proponents may withdraw this Plan at or after Confirmation, but prior to the Confirmation Order becoming a Final Order in the event that the Confirmation Order does not (a) authorize the board of directors of the Reorganized Debtor to take such actions as may be necessary to fully consummate the Plan; (b) include a finding and conclusion, binding upon all parties to the Chapter 11 Case, any subsequent trustee, the Securities and Exchange Commission and all state regulatory or enforcement agencies, to the effect that all offerings and issuances of securities under the Plan (including, without limitation, New Common Stock, fall within the section 1145 exemption, other than New Common Stock issued to Lindberg and the Convertible Debt Holders under the Plan; (c) provide for a discharge of the Debtor under 1141 and include an injunction which contains an absolute prohibition from collecting Claims in any manner other than as provided for in the Plan; or (d) include provisions dispensing with the need of further board or Shareholder resolutions, approval, notice or meetings and authorizing and directing the Chief Executive Officer, Chief Financial Officer and/or Secretary of the Debtor to execute such documents as may be necessary to effectuate the Plan, which documents shall be binding on the Debtor and the Debtor's creditors and shareholders


12.14    CREDITOR DEFAULTS

         Any act or omission by a creditor in contravention of a provision within this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtor may seek to hold the defaulting party in contempt of the Confirmation Order. If such creditor is found to be in default under the Plan, such party shall pay the reasonable attorneys' fees and costs of the Reorganized Debtor in pursuing such matter. Furthermore, upon the finding of such a default by a creditor, the Bankruptcy Court may (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Federal Rule of Civil Procedure 70 or (b) make such other order as may be equitable which does not materially alter the terms of the Plan as confirmed. Upon the payment in full of an Allowed Secured Claim, the Claimant shall execute, deliver and file a release of all liens and security interests securing its Allowed Secured Claim within twenty (20) days of such payment and in the event it fails to do so, shall, as liquidated damages, pay to the Debtor a sum in cash equal to the greater of $3,000 or the Debtor's actual costs of enforcing this provision.


12.15    DEFINITIONS AND INTERPRETATION

         The capitalized terms used herein shall have the respective meanings set forth in Exhibit "A" attached hereto and incorporated herein by reference. Other capitalized terms not defined herein shall have the same meaning as set forth in the Bankruptcy Code. Other capitalized terms not defined herein or in the Bankruptcy Code shall have the same meaning as set forth in the Disclosure Statement. Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of or exhibit to the Plan, as the same may be amended, waived or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. All exhibits and schedules attached to the Plan are incorporated herein by such attachment. The Plan shall be liberally construed for the benefit of the Debtor and Reorganized Debtor regarding the interchangeableness of the term "Debtor" with the term

"Reorganized Debtor" and other instances of the use "Reorganized." Words and terms defined in section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.


12.16    HEADINGS AND TABLE OF CONTENTS

         The Table of Contents and headings herein are for ease of reference only, and are not intended to modify in any way the provisions of this Plan. Moreover, the Table of Contents is included herein as a finding aid only and is not intended to limit the effectiveness of this Plan. Claimants must review each and all of the provisions of the entire Plan and are not entitled to rely upon the Table of Contents as summarizing the contents of the Plan.

12.17    SEVERABILITY

         Should the Bankruptcy Court determine that any provision of the Plan is unenforceable either on its face or as applied to any Claim or transaction, the Proponent may modify the Plan in accordance with Section 12.13 of the Plan so that such provision shall not be applicable to the holder of any Claim. Such a determination of unenforceability shall not (1) limit or affect the enforceability and operative effect of any other provision of the Plan or (2) require the resolicitation of any acceptance or rejection of the Plan.


12.18    SUBSTANTIAL CONSUMMATION/CLOSING THE CASE

         Upon the Effective Date, the Plan shall be deemed substantially consummated and, upon motion by the Reorganized Debtor, this case may be closed and a final decree may be entered by the Court. Upon such motion of the Debtor, the Bankruptcy Court shall issue a final decree containing such provisions as may be equitable.

                                         /s/ JULES SLIM
                                         ------------------------
                                         JULES SLIM, individually


                                         /s/ TERRY WASHBURN
                                         ------------------------
                                         TERRY WASHBURN, individually

                                         DATED:  July 6, 2006
                                                 Fort Worth, Texas

                              SCHEDULE OF EXHIBITS
                              --------------------

Exhibit "A":      Definitions
Exhibit "B":      Executory Contracts and Unexpired Leases to be rejected

                                   EXHIBIT "A"
                                   -----------
                          DEFINITIONS OF CERTAIN TERMS
                          ----------------------------


        "Ad Valorem Taxing Authority" shall mean any governmental entity entitled by law to assess taxes on property based upon the value of such property and to take a statutory Lien senior to Liens filed of record to secure the payment of such taxes and interest accruing thereon.

        "Administrative Claim" shall mean a Claim entitled to priority under sections 5 03(b) and 507(a)(1) of the Bankruptcy Code in the Chapter 11 Case of the Debtor, including, without limitation, Fee Claims, Cure Payments, any actual and necessary expenses of preserving the Debtor's estate, any fees or charges assessed against the Debtor's estate under section 1930, chapter 123 of title 28 of the United States Code and such other Claims as ordered by the Bankruptcy Court.

        "Affiliate" shall have the meaning assigned to such term in section 101(2) of the Bankruptcy Code.

        "Allowed Administrative Claim" shall mean an Administrative Claim that has become "Allowed" pursuant to the procedures set forth in Article 5 of the Plan.

        "Allowed Interest" shall mean an ownership interest (as defined in the Bankruptcy Code) in the Debtor held by shareholders of the Debtor.

        "Allowed," when used with respect to any Claim, except for a Claim that is an Administrative Claim, shall mean (1) such Claim to the extent it is not a Contested Claim; (2) such Claim to the extent it may be set forth pursuant to any stipulation or agreement that has been approved by Final Order; or (3) a Contested Claim, proof of which was filed timely with the Bankruptcy Court and
(A) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and Allowed by Final Order of the Bankruptcy Court; or (B) as to which an objection was filed by the Objection Deadline, to the extent Allowed by Final Order.

        "Assumed Contracts" shall mean those Contracts identified in Section
10.2 hereof.

        "Ballot" shall mean the Ballot to be used by creditors to cast their votes to accept or reject the Plan.

        "Balloting Agent" shall mean the Debtor.

        "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code.

        "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division or such other court having jurisdiction over the Chapter 11 Case.

        "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code.

        "Bar Date" shall mean the final date for the filing of proofs of Claims set by the Bankruptcy Court or such other date as may apply to a particular Claim pursuant to a duly entered order of the Bankruptcy Court.

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

        "Business Day" shall mean any day on which commercial banks are open for business in Fort Worth, Texas.

        "Cash Equivalents" shall mean short-term liquid investments that are readily convertible to known amounts of legal tender of the United States of America and which present an insignificant risk of changes in value.

        "Cash" shall mean legal tender of the United States of America or Cash Equivalents.

        "Chapter 11 Case" shall mean the case commenced under chapter 11 of the Bankruptcy Code by the Debtor on the Petition Date.

        "CDV" shall mean Chasseur De Vin, Inc., a Texas corporation.

        "Claim" shall mean (1) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (2) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; or (3) any right under section 502(h) of the Bankruptcy Code.

        "Collateral" shall mean any property of the Debtor subject to a valid, enforceable and non-avoidable Lien to secure the payment of a Claim.

        "Committee" shall mean any Official Committee of Unsecured Creditors appointed in the Chapter 11 Case.

        "Confirmation Date" shall mean the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

        "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128.

              "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan.

        "Contested Claims Escrow" shall mean the escrow for the segregation, safekeeping and ultimate disposition of the Withheld Distribution Amount on account of Contested Claims.

        "Contested," when used with respect to a Claim, shall mean a Claim against any of the Debtor (1) that is listed in the Debtor's Schedules as disputed, contingent or unliquidated; (2) that is listed in the Debtor's Schedules as undisputed, liquidated and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount; (3) that is not listed in the Debtor's Schedules, but as to which a proof of Claim has been filed with the Bankruptcy Court; or (4) as to which an objection has been filed. Notwithstanding the foregoing, after the Objection Deadline, only Claims to which an Objection has been filed shall be deemed Contested Claims.

        "Contracts" shall mean all executory contracts and unexpired leases as such terms are used within Bankruptcy Code section 365 to which the Debtor was a party as of the Petition Date.

                                    Page A-2

        "Convenience Claim" shall mean any Trade Vendor Claim of $500 or less, and any such Claim in excess of $500 that, by written election of the holder made on the Ballot prior to the Voting Deadline, is reduced to $500.

"Court" shall mean the Bankruptcy Court.

        "Cure Payment" shall mean the monetary payments required pursuant to Bankruptcy Code section 365(b)(1)(A) to cure defaults under Contracts to which the Debtor is a party and which will be assumed pursuant to the Plan. Such Cure Payment shall be conclusively determined and set for each such Contract in the amounts reflected in Exhibit "B" attached hereto.

        "Debtor" shall mean SGD Holdings, Ltd., a Delaware corporation. In the case of actions and obligations required of or to be performed on or after the Effective Date, the term "Debtor" shall also include the Reorganized Debtor, unless otherwise required by context.

        "Deficiency Amount" shall mean, with respect to a Secured Claim, the amount by which the Allowed Claim exceeds the sum of (1) any set-off rights of the holder of such Claim against the Debtor under sections 506 and 553 of the Bankruptcy Code and (2) the net proceeds realized from the disposition of the Collateral securing such Claim or, if such Collateral is not liquidated to Cash, the value of the interest of the holder of the Claim in the Debtor's interest in the Collateral securing such Claim, as determined by the Bankruptcy Court under section 506 of the Bankruptcy Code; provided, however, that if the holder of such Claim makes the Election, there shall be no Deficiency Amount in respect of such Claim.

        "Disallowed," when used with respect to a Claim, shall mean a Claim that has been disallowed by Final Order.

"Disbursing Agent" shall mean the Reorganized Debtor.

        "Disclosure Statement" shall mean the Disclosure Statement that has been approved by order of the Bankruptcy Court in connection with this Plan pursuant to section 1125 of the Bankruptcy Code.

        "Distribution Date" shall mean, for any Claim that is an Allowed Claim on the Effective Date, as soon as practicable after the Effective Date, but no later than 60 days after the Effective Date, and, for any Contested Claim, shall mean the date as soon as practicable, but within 60 days, after the date upon which such Claim becomes an Allowed Claim.

        "Effective Date" shall mean the first Business Day after the Confirmation Order becomes a Final Order and is not stayed.

        "Election" shall mean the election available to certain secured creditors, under certain circumstances, to have their Claims treated as fully secured, as provided in Bankruptcy Code section 1111(b), but only if such Election is timely made pursuant to the Bankruptcy Rules.

        "Fee Application" shall mean an application of a Professional Person under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

        "Fee Claim" shall mean a Claim under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

                                    Page A-3

        "Final Order" shall mean (1) an order which has been entered and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or (2) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure may be filed with respect to such order.

        "IRS" shall mean the Department of the Treasury Internal Revenue Service and its successors and assigns.

        "Lien" shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

        "Lienholder" shall mean the holder of a Lien.

        "Loan Documents" shall mean, with respect to the Debtor and any creditor of the Debtor, such documents as may evidence the claim made by the creditor, including, without limitation, any promissory notes, loan agreements, deeds of trust, security agreements, financing statements, and other collateral documents.

        "New Common Stock" or "New Common Shares" shall mean common stock of the Reorganized Debtor which shall have the respective rights and obligations set forth in the Amendment to the Articles of Incorporation of the Reorganized Debtor.

        "Operating Expenses" shall mean expenses incurred in the day-to-day operations or in the ordinary course of business of the Reorganized Debtor.

        "Penalty Claims" shall mean Claims for penalties or punitive damages, including Claims denominated as "interest" which the Bankruptcy Court determines to be punitive in nature.

        "Person" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or political subdivision thereof or any other entity.

        "Petition Date" shall mean January 20, 2005, the date the Debtor filed its petition under Chapter 11 of the Bankruptcy Code.

        "Plan Secured Note" shall mean a promissory note made payable by the Reorganized Debtor to holders of certain Allowed Secured Claims in certain Classes of the Plan in form and substance as may be reasonably satisfactory to the Debtor. Each such Plan Secured Note shall be in an amount equal to the amount of such Allowed Secured Claim, bear simple interest at five percent (5%) per annum and provide for full amortization of all principal and interest in equal annual payments over seven years from the Distribution Date; provided, however, that if the Allowed Secured Claim is held by an Ad Valorem Taxing Authority, then the full amortization of all principal and interest shall be in equal quarterly payments over six years from the Assessment Date.

        "Plan" or "Plan of Reorganization" shall mean this Plan of Reorganization, either in its present form or as it may hereafter be altered, amended or modified from time to time.

                                    Page A-4

         "Post-confirmation Interest Rate" shall mean simple interest at the rate equal to the yield upon United States Treasury Bonds having a maturity as near to, but greater than, seven years after the date that the Confirmation Hearing commences, as such yield is published in the WALL STREET JOURNAL on the day that the Confirmation Hearing commences, or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate.

         "Priority Non-tax Claim" shall mean any Claim accorded priority in right of payment under section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

         "Priority Tax Claim" shall mean a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

         "Professional Person" shall mean a person retained or to be compensated pursuant to section 327, 328, 330, 503(b) or 1103 of the Bankruptcy Code.

         "Proponent" or "Proponents" shall mean the Debtor.

         "ProRata Share" shall mean a percentage equal to the interest percentage held by the holder of an Allowed Working/Royalty Interest Owner Claim divided by the total interest percentage held by all Royalty/Working Interest Owners.

         "Reorganization Expenses" shall mean, collectively, all fees and expenses incurred by the Debtor in preparing for, commencing, continuing, litigating, consummating, and emerging from this Chapter 11 Case, including, without limitation, all counsel fees and expenses of the Debtor, the Committee (if any), and all other professionals of the Debtor retained during the pendency of the Chapter 11 Case.

         "Reorganized Debtor" shall mean the Debtor, as reorganized, on and after the Effective Date.

         "Schedules" shall mean the Schedules of assets and liabilities and the statements of financial affairs filed by the Debtor as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such Schedules and statements have been or may be supplemented or amended.

         "Secured Claim" shall mean a Claim secured by a Lien on property of the Debtor, which Lien is valid, perfected and enforceable under applicable law, is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law and which is duly established in the Chapter 11 Case, but only to the extent of the value of the Collateral that secures payment of such Claim.

         "Secured Claims of Ad Valorem Taxing Authorities" shall mean all Secured Claims held by an Ad Valorem Taxing Authority, including, without limitation, Claims for 2002 taxes.

         "Securities Laws Claim" shall mean a Claim against the Debtor (1) arising from rescission of a purchase or sale of a security of the Debtor; (2) for damages arising from the purchase or sale (or offer for purchase or sale) of such a security; or (3) for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim for damages or rescission arising out of a purchase or sale of a security of the Debtor.

         "Subordinated Claim" shall mean any Claim (1) subordinated by contract or by order of the Bankruptcy Court to the right of payment of Trade Vendor Claims or (2) which would be paid pursuant to Bankruptcy Code section 726(a)(2)(c), (a)(3), (a)(4) or (a)(5) if this Chapter 11 Case had originally been filed as a case under chapter 7 of the Bankruptcy Code.

                                    Page A-5

         "Tax Liens" shall mean any statutory Liens securing any Allowed Secured Claims of any Ad Valorem Taxing Authority, which, upon confirmation of the Plan, shall be junior in priority to Allowed Claims which would be paid pursuant to Bankruptcy Code section 724(b)(1) and (b)(2) if the Chapter 11 Case converted to chapter 7 on the day prior to the Confirmation Date.

         "Trade Vendor Claim" shall mean any Claim against the Debtor that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim, a Priority Non-tax Claim, or a Subordinated Claim.

"Utilities" shall have the same meaning as when such term is used in Bankruptcy Code section 366.

         "Voting Deadline" shall mean the date set by the Bankruptcy Court by which Ballots for accepting or rejecting the Plan must be received by the Balloting Agent.

         "Voting Record Date" shall mean the date set by the Bankruptcy Court for determining the holders of the Claims and interests entitled to vote to accept or reject the Plan.

         "Withheld Distribution Amount" shall mean plan distributions that the Reorganized Debtor may withhold and place in the Contested Claims Escrow pursuant to Section 8.4 of the Plan on account of a Contested Claim pending allowance or disallowance of such Claim.


                                    Page A-6

                                   EXHIBIT "B"
                                   -----------
             EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED
             -------------------------------------------------------


All executory contracts and unexpired leases






















                                    Page B-1